Exhibit 99.1

Schedule 13G Joint Filing Agreement

The undersigned and each other person executing this joint filing agreement (this “Agreement”) agree as follows:

(i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

(ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

Dated: January 3, 2019

Gen IV Investment Opportunities, LLC

By:	LSP Generation IV, LLC
Its:	Managing Member

By:	/s/ Darpan Kapadia
Name:	Darpan Kapadia
Title:	Managing Director

By:	LSP Investment Advisors, LLC
Its:	Investment Manager

By:	/s/ Paul Segal
Name:	Paul Segal
Title:	President

LSP Generation IV, LLC

By:	/s/ Darpan Kapadia
Name:	Darpan Kapadia
Title:	Managing Director

LSP Investment Advisors, LLC

By:	/s/ Paul Segal
Name:	Paul Segal
Title:	President